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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into this 29th day of October, 1999, by and between vBank (at times hereinafter referred to as the "Company") and Craig J. Scher (hereinafter referred to as "Executive") for the position and title of

                               President of vBank

                             W I T N E S S E T H :

         WHEREAS, vBank wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in VBANK's employ on a full time basis for said period;

         WHEREAS, the Board of Directors of VBANK have determined that the best interests of VBANK would be served by providing the Executive with protection and special benefits provided for herein;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

                  Section I. Employment

                  A. Duties of Employment. VBANK agrees to employ Executive, and Executive agrees to remain in the employ of VBANK for the period stated in paragraph B hereof and upon the other terms and conditions herein provided. VBANK employs Executive and Executive agrees to serve as a member of senior management of VBANK for the term and on the conditions hereinafter set forth, with the title of President and with the responsibilities related therewith as shall be further setforth from time to time by the CEO of VBANK. Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him.

                  B. Term of Employment. The duties and obligations of the Executive and VBANK under this Agreement shall commence as of the date of this Agreement, and shall continue for a period of three (3) years (said three (3) year period being hereinafter referred to as the "Term of Employment"). This Agreement shall automatically renew annually for an additional three-year period unless written notice is given by either Executive or VBANK 60 days prior to expiration hereof.


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                  Section II. Compensation

                  A. Salary. Bank agrees to pay the Executive during the Term of Employment an annual base salary equal to One Hundred Seventy Five Thousand Dollars ($175,000.00) (hereinafter referred to as "Salary"). Such Salary shall be payable on a biweekly basis as concomitant with all employees of vBank.

                  B. Incentive Compensation. Bank shall pay Executive incentive compensation as follows:


   i.) Executive will receive $100,000 cash bonus upon the opening of the 50,000th Deposit Account and an additional $100,000 cash bonus upon the opening of Deposit Accounts in increments of 50,000 thereafter. "Deposit Account" (excludes brokered accounts) shall mean every such account opened, including but not limited to, transaction accounts, savings accounts, money market accounts and certificates of deposit (or, time deposits).

   ii.)       Company's earnings per share per annum as follows:
              a.)     exceed $ .50 per share:    $ 50,000
              b.)     exceed $ .75 per share:    $ 75,000
              c.)     exceed $1.00 per share:    $100,000

                  C. Bonus. Bank will further consider payment to the Executive of an annual bonus (hereinafter referred to as "Bonus"). Such Bonus shall be entirely discretionary and may or may not be granted if so determined by the CEO of the Bank.

                   Section III. Duty of Loyalty and Attention

                  A. Executive shall devote his full-time and best effort to the performance of his employment under this Agreement and shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees of comparable positions in comparable organizations and as may be established from time to time by VBANK's Board of Directors and /or the CEO of VBANK.

                  B. During the Executive's Term of Employment, the Executive shall not, at any time or place, either directly or indirectly engage in any business or activity in competition with the business affairs or interests of VBANK.


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                  Section IV. Executive Benefits

                  A. Executive will be entitled to receive benefits under any present or future group hospitalization, retirement, health, dental care, vacation or sick leave plan, life or other insurance, as made available to other members of Bank.

                  B. Executive shall be reimbursed for reasonable business-related expenses on a monthly basis and have available to him a parking space.


                  Section V. Termination and Termination Pay

                  A. Event of Termination. Upon the occurrence of an Event of Termination (as hereinafter defined) during the period of Executive's employment under this Agreement, the provisions of this paragraph A shall apply. As used in this Agreement, an "Event of Termination" shall mean the termination by VBANK of Executive's employment hereunder for any reason other than because of retirement. A termination for "cause" shall include termination because of the Executive's personal dishonesty, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In the event of termination for cause the Executive shall have no right to receive further compensation, Salary, or Bonus of any kind, or other benefits for any period after such termination.

                  B. Event of Termination Without Cause. Upon the occurrence of an Event of Termination other than for "Cause" as hereinabove defined, VBANK shall pay the Executive on a biweekly basis, while living, during the lessor period of obtaining employment or the Employment Agreement, the Executive's current salary, medical benefits and the use of a company automobile. VBANK shall also pay any earned bonuses, as well as any expense reimbursements due to the Executive. Payments shall commence on the pay cycle immediately following said occurrence, which said occurrence shall be viewed as a determination by VBANK not to extend the agreement beyond the Term of Employment as set forth in section I, paragraph B. Executive must be provided written notice at least 60 days prior to termination as set forth herein.

                  C. In the event of a Change in Control, as described in the USABancShares.com Inc, Stock Option Plan, the Executive shall be entitled to his current salary, medical benefits and the use a of a company automobile for the period of time equal to twenty-four (24) months, if he is not offered continued employment with the same job title, responsibilities, locality and compensation, noted herein.

                  D. Event of Executive Terminating Employment If the Executive terminates employment or does not renew the Employment Agreement the Executive is entitled to all earned compensation (salary and bonuses), and all expense reimbursements due to the Executive through his last day of employment with VBANK.

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                  E. Power of CEO to Terminate Executive. The CEO of
USABancShares.com, Inc. may terminate the Executive at any time; in the event of such termination the provisions of Section VI, Paragraphs A and B shall apply.

                  F. Suspension of Employment. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of VBANK's affairs by a notice served under applicable regulatory guidelines, VBANK's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, VBANK shall: (i) pay the Executive all of the compensation withheld while its contract obligations were suspended; and (ii) reinstate its obligations which were suspended.

                  Section VI. Proprietary Information

                  A. Fiduciary Obligations. In the course of service to VBANK, the Executive may have access to confidential information (hereinafter referred to a "Proprietary Information"). Proprietary Information shall include all information which gives VBANK a competitive advantage, including without limitation, know-how, strategic or technical data, processes, business or financial documents or information, sales and marketing data, marketing research data, all customer and prospective customer lists, customer account records, personnel records, placement information, all financial information of the Association and its customers, and sources of supply and trade secrets, all of which are confidential and proprietary, owned or used by any of the above companies. Proprietary Information shall also include any and all items constituting a "trade secret" whether or not enumerated in the preceding sentence, and coming within the scope of VBANK business as to which the Executive may have access. Proprietary Information shall not include any records, data, or information which are in the public domain during the term of this Agreement, provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement. The Executive acknowledges and agrees that Proprietary Information is of critical importance to VBANK, and a violation of this Agreement would seriously and irreparably impair and damage VBANK's business. The Executive shall keep all Proprietary Information in a fiduciary capacity for the sole and exclusive benefit of VBANK.

                  B. Non-disclosure. The Executive shall not, during the term of this Agreement, or for a period of two (2) years thereafter, use for his own benefit, or disclose, directly or indirectly, any Proprietary Information to any person other than VBANK or authorized employees thereof at the time of such disclosure, or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board, and in all such cases only to the extent required in the course of the Executive's service to VBANK. At the termination of the Executive's employment, the Executive shall deliver to VBANK all notes, letters, documents, and records which may contain Proprietary Information which are then in his possession or control an shall not retain or use any copies or summaries thereof.

                  C. Survival of Covenants. The covenants of the Executive in this Section shall survive the termination or expiration of this Agreement hereunder and shall expire two (2) years from the date of termination or expiration of this Agreement.


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                  Section VII. Successors and Assigns

                  A. Successor in Interest. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of VBANK and/or USABancShares.com, Inc which shall acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of VBANK and/or USABancShares.com, Inc.

                  B. Prohibition of Assignment. Since vBank is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties as President hereunder without first obtaining written consent of VBANK.

                  Section VIII. Amendments / Applicable Law

                  A. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

                  B. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance, or otherwise, by the laws of the Commonwealth of Pennsylvania, except to the extent that federal law shall be deemed to apply.

                  Section IX. Severability

                  A. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained therein. This Agreement shall replace in full any existing agreement that Executive has with VBANK.

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                  Section X. Arbitration

                  A. In the event of any dispute or claim arising out of or relating to this Agreement, or to any interpretation of any terms hereof, or of any action to be taken or not be taken by any of the parties hereto in compliance herewith, or as to the breach hereof such matters shall be settled exclusively by submission to arbitration in accordance with the rules of the American Arbitration Association of the City of Philadelphia.

         In Witness Whereof, the parties have executed this Agreement on the day and year first hereinabove written.



VBANK

Kenneth L. Tepper
Chief Executive Officer


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Witness:
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Craig J. Scher - Executive

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Witness:
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